Exhibit 99.1

For Immediate Release

Contacts:
Scott Graham	Chip Wochomurka
CareFirst BlueCross BlueShield	Healthways
1-800-914-NEWS (6397)	(615) 614-4493
mediarelations@carefirst.com	chip.wochomurka@healthways.com

CAREFIRST BLUECROSS BLUESHIELD, HEALTHWAYS
ANNOUNCE INVESTMENT IN EXPANDING PARTNERSHIP

BALTIMORE and NASHVILLE, Tenn. – (Oct. 2, 2013) – CareFirst BlueCross BlueShield (CareFirst) and Healthways (NASDAQ: HWAY) today announced that CareFirst has made a strategic investment of $20 million in Healthways as part of an expanding commitment to the commercial partnership between the two firms. The services and technology delivered by Healthways are an integral part of the CareFirst network-wide Patient Centered Medical Home (PCMH) program. CareFirst's PCMH program provides primary care physicians comprehensive incentives and tools to provide higher quality, lower cost care to over one million CareFirst members with an emphasis on coordinated care for patients with multiple chronic conditions. In addition, Healthways makes Disease Management services available to CareFirst members.

Healthways and CareFirst anticipate further growth of their commercial relationship.

"Healthways already plays an integral role in the delivery of our PCMH program, which is at the heart of our efforts to improve health care quality for our members while slowing cost increases," said CareFirst President and CEO Chet Burrell.  "This is a strategic investment in a partner that supports our core business model.  It helps secure long-term services for our customers and will enhance the opportunities for growth and innovation in our PCMH program and elsewhere."

Healthways president and CEO, Ben R. Leedle, Jr. added, "The move to a value-based reimbursement system within the U.S. healthcare market requires ongoing innovation in approaches to population health management and improved well-being. We continue to be impressed by the outstanding success CareFirst has had in its PCMH approach, and we applaud the vision that Chet Burrell and the CareFirst leadership group have shown in bringing this program to life and in delivering the related positive results of lowering cost by improving health. In the post-healthcare reform environment, the best solutions typically will require a partnership approach fostered from a long-term view on commitment and a willingness to act on that view."

Leedle added, "With this investment agreement, CareFirst is both acknowledging our mutual success to date and at the same time challenging us to continue to improve and scale our solutions.  We expect that the length of both our services and investment agreements coupled with the joint expectation we have in pursuing growth can serve as an example to other health insurance plans around the country. In the post-healthcare reform environment, we continue to believe that services and solutions tailored to a geographic market focus will allow for the greatest success. We look forward to continuing our work with the entire team at CareFirst as they seek to both reduce cost and improve the quality of outcomes for all the members they serve through improved care coordination on behalf of the primary care physicians in the CareFirst network."
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CareFirst, Healthways Announce Investment in Expanding Partnership

October 2, 2013

About CareFirst
In its 75th year of service, CareFirst, an independent licensee of the Blue Cross and Blue Shield Association, is a not-for-profit health care company which, through its affiliates and subsidiaries, offers a comprehensive portfolio of health insurance products and administrative services to 3.4 million individuals and groups in Maryland, the District of Columbia and portions of Northern Virginia. In 2012, CareFirst contributed nearly $57 million to community programs designed to increase the accessibility, affordability, safety and quality of health care throughout its market areas. To learn more about CareFirst BlueCross BlueShield, visit our web site at www.carefirst.com or follow us on Twitter: http://twitter.com/CareFirst_News.

About Healthways
Healthways (NASDAQ: HWAY) is the largest independent global provider of well-being improvement solutions. Dedicated to creating a healthier world one person at a time, the Company uses the science of behavior change to produce and measure positive change in well-being for our customers, which include employers, integrated health systems, hospitals, physicians, health plans, communities and government entities.  We provide highly specific and personalized support for each individual and their team of experts to optimize each participant's health and productivity and to reduce health-related costs.  Results are achieved by addressing longitudinal health risks and care needs of everyone in a given population. The Company has scaled its proprietary technology infrastructure and delivery capabilities developed over 30 years and now serves approximately 45 million people on four continents.  Learn more at www.healthways.com or www.silversneakers.com.

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